Exhibit 10.51.1
AMENDMENT
TO THE
L. B. FOSTER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     THIS AMENDMENT is adopted this 29th day of October, 2008, by the L. B. Foster Company (the “Company”).
WITNESSETH:
     WHEREAS, the Company is the sponsor of the L. B. Foster Company Supplemental Executive Retirement Plan (the “SERP”), a “nonqualified” plan designed to provide deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA; and
     WHEREAS, Section 409A of the Internal Revenue Code (added to the Code by the American Jobs Creation Act of 2004), and regulations and other guidance issued by the IRS under Section 409A (including final regulations issued April 2007) contain new rules governing the taxation of nonqualified deferred compensation arrangements; and

     WHEREAS, the Company now wishes to amend the SERP in order to achieve compliance with Section 409A, in accordance with the applicable guidance.
     NOW, THEREFORE, pursuant to the power reserved to the Company in the SERP, the SERP is hereby amended as follows:
     FIRST: The following new Section 1.20 is hereby added to the end of Section I of the SERP:
     “1.20 “Separation From Service” means any event which constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, a separation from service will be deemed to have occurred where the facts and circumstances indicate that the Company and the Participant reasonably anticipated that (a) no further services would be performed by the Participant for the Company after a certain date, or (b) the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to a level less than fifty percent (50%) of the average level of bona services performed (whether as an employee or independent contractor) over the immediately preceding period of thirty-six (36) months (or over the full period of services to the Company if the Participant has been providing services to the Company for a period of less than 36 months).”
     SECOND: Section III of the SERP is hereby deleted in its entirety and replaced by the following:
“SECTION III
ELIGIBILITY FOR RETIREMENT BENEFITS

     3.1 Each Participant who has a Separation From Service on or after his Normal Retirement Date shall be eligible to receive a retirement benefit on the date of his Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of the Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of the Separation From Service.
     3.2 Each Participant who has a Separation From Service on or after his Early Retirement Date (but before his Normal Retirement Date) shall be eligible to receive a retirement benefit on the date of his Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of the Separation From Service.
     3.3 The beneficiary of a Participant who dies prior to Separation From Service (or following Separation From Service but prior to payment of the Participant’s benefit) shall receive such Participant’s retirement benefit on the first day of the second month following the month containing the date of such Participant’s death.
     3.4 Each Participant who has a Separation From Service due to Disability shall be eligible to receive a retirement benefit on the date of his Separation From Service.
     3.5 Each Participant who has a Separation From Service due to involuntary termination by the Company (other than for cause) shall be eligible to receive a retirement benefit on the first day of the month following the month containing the date of such Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of Separation From Service.”
     THIRD: Section 4.2 of the SERP is hereby deleted in its entirety and replaced by the following:

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     “4.2 The entire benefit payable to a Participant will be paid in the form of a single lump sum payment on the date specified in Section III.”
     In all other respects, the terms of the SERP are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company, intending to signify its consent hereto and to be legally bound, has caused these presents to be duly executed the day and year first above written.

ATTEST:	EMPLOYER:

L. B. FOSTER COMPANY

/s/ David L. Voltz	By /s/ Stan L. Hasselbusch

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